Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

-among –

WESTWATER RESOURCES, INC.

-and-

URANIUM ROYALTY (USA) CORP.

-and-

URANIUM ROYALTY CORP.

March 5, 2019

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION		2

1.1	Definitions	2
1.2	Certain Rules of Interpretation	8
1.3	Currency	9
1.4	Knowledge	9

ARTICLE 2 PURCHASE AND SALE OF ASSETS; DEPOSIT		9

2.1	Deposit	9
2.2	Purchase Price	9
2.3	Assignment Agreements	10
2.4	Forfeiture of Deposit	10
2.5	Return of Deposit	10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		10

3.1	Representations and Warranties of Westwater	10
3.2	Representations and Warranties of URC and URC Parent	15

ARTICLE 4 COVENANTS		16

4.1	Covenants of Westwater	16
4.2	Supplements to Disclosure Schedules by Westwater	17
4.3	Covenants of URC	18
4.4	Covenants of URC Parent	18
4.5	Mutual Covenants	18

ARTICLE 5 CLOSING		19

5.1	Deliveries of URC on the Closing Date	19
5.2	Deliveries of URC Parent on the Closing Date	19
5.3	Deliveries of Westwater on the Closing Date	19

ARTICLE 6 CONDITIONS OF CLOSING		20

6.1	Conditions to the Obligations of URC to Complete the Purchase of the Assets	20
6.2	Conditions to the Obligations of Westwater to Complete the Sale of the Assets	21
6.3	Mutual Conditions	21
6.4	Termination	21

ARTICLE 7 SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION		22

7.1	Survival	22
7.2	Indemnification by URC and URC Parent	22
7.3	Indemnification by Westwater	23
7.4	Notice of Claim	23
7.5	Provisions Relating to a Direct Claim	23
7.6	Reasonable Steps to Mitigate	24
7.7	Other Remedies	24

ARTICLE 8 MISCELLANEOUS		24

8.1	Confidentiality	24
8.2	Further Assurances	24
8.3	Re-Designing Structure	24
8.4	Notices	24
8.5	Expenses	26
8.6	Governing Law	26
8.7	Specific Performance	26
8.8	Successors and Assigns	26
8.9	Amendment	26
8.10	Entire Agreement	26
8.11	No Waiver	27
8.12	Assignment	27
8.13	Independent Legal Advice	27
8.14	Severability	27
8.15	Execution and Counterparts	28

ii

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is dated effective March 5, 2019,

BETWEEN:

WESTWATER RESOURCES, INC., a corporation existing under the laws of Delaware (formerly known as Uranium Resources, Inc.) and having a mailing address at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112

(“Westwater”)

AND:

URANIUM ROYALTY (USA) CORP., a corporation existing under the laws of Delaware and having a mailing address at 365 Bay Street, Suite 400, Toronto, Ontario M5H 2V1

(“URC”)

AND:

URANIUM ROYALTY CORP., a corporation existing under the federal laws of Canada and having a mailing address at 365 Bay Street, Suite 400, Toronto, Ontario M5H 2V1

(“URC Parent”)

WHEREAS:

A.                                    Westwater is the legal and beneficial owner of the Royalties (as defined herein) and is the holder of the Promissory Note (as defined herein);

B.                                    Subject to, and in consideration of, URC paying the Purchase Price (as defined herein) to Westwater, Westwater wishes to sell, and URC wishes to purchase, all of Westwater’s rights, title and interest in the Royalties and the Promissory Note;

C.                                    URC Parent is the sole shareholder of URC and has agreed to cause the performance by URC of its obligations hereunder; and

D.                                    The Parties (as defined herein) wish to enter into this Agreement in order to set out the terms and conditions on which the Parties will complete the foregoing transactions.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants, representations and warranties and mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1                     Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)                                 “Affiliate” means, with respect to a Person, another Person which is controlled by, controls or is under common control with the first mentioned Person, and “control” for this purpose means the ownership of or control or direction over, directly or indirectly, more than 50% of the voting power attached to the outstanding voting securities of the relevant Person or of sufficient voting securities of such Person that the holder has the right to control the election or appointment of a majority of the directors or Persons acting in a substantially similar capacity (if applicable) of such Person;

(b)                                 “Agreement” means this asset purchase agreement, including its recitals and Schedules, as amended and supplemented;

(c)                                  “Assets” means, collectively, all of Westwater’s rights, title and interest in the Royalties and the Promissory Note (together with the Promissory Note Guaranty, the Mortgage and all other security interests and other rights of, or other Encumbrances in favour of, Westwater and its affiliates securing Promissory Note Payor’s obligations thereunder or otherwise related thereto, including Westwater’s rights described under Section 1.2 of that certain Amendment No. 2 to the Share Purchase Agreement dated December 22, 2016 by and between Uranium Resources, Inc., URI, Inc. and the Promissory Note Payor);

(d)                                 “Assignment Agreements” means, collectively, the Church Rock Royalty Assignment Agreement, the Dewey-Burdock Royalty Assignment Agreement, the Lance Royalty Assignment Agreement, the Roca Honda Royalty Assignment Agreement and the Promissory Note Assignment Agreement;

(e)                                  “Business Day” means any day other than a Saturday, Sunday or any statutory holiday in Vancouver, British Columbia, Canada or Centennial, Colorado, U.S.A.;

(f)                                   “Church Rock Property” means the “Royalty Property”, as such term is defined in the Church Rock Royalty Agreement;

(g)                                  “Church Rock Royalty” means the 4% net returns royalty on the Church Rock Property to be sold, transferred and assigned by Westwater to URC at Closing in respect of the Church Rock Property, as more particularly described in the Church Rock Royalty Agreement and the Church Rock Royalty Assignment Agreement;

(h)                                 “Church Rock Royalty Agreement” means the royalty deed dated as of January 5, 2017, by and between Hydro Resources, Inc. and Uranium Resources, Inc., pursuant to which Westwater acquired the Church Rock Royalty;

(i)                                     “Church Rock Royalty Assignment Agreement” means the assignment agreement in respect of the Church Rock Royalty, to be entered into by Westwater and URC at

Closing, in form and substance customary for such assignment and acceptable to URC and Westwater, each acting reasonably, pursuant to which Westwater shall assign the Church Rock Royalty Agreement and its rights thereunder to URC;

(j)                                    “Church Rock Technical Report” means the NI 43-101 technical report titled “Technical Report on the Church Rock Uranium Project, McKinley Count, State of New Mexico, U.S.A.” prepared for Laramide Resources Ltd. by Roscoe Postle Associates Inc., with an effective date of September 30, 2017;

(k)                                 “Claim” means any claim of any nature whatsoever, including any demand, Liability, grievance, obligation, debt, damage, cost, action, cause of action, suit, Proceeding, judgment, award, assessment, reassessment or notice of determination of Loss;

(l)                                     “Closing” means the closing of the sale and purchase of the Assets in accordance with Article 5;

(m)                             “Closing Date” means the date that is two (2) Business Days after the date that all the conditions of Closing under this Agreement have been satisfied or waived by the applicable Party or such other date as the Parties may mutually agree upon in writing in accordance with Article 6;

(n)                                 “Data” means all files, ledgers and correspondence, reports, texts, notes, engineering, environmental and feasibility studies, data, specifications, memoranda, invoices, receipts, accounts, accounting records and books, financial statements, financial working papers and all other records and documents of any nature or kind whatsoever relating to any Royalty or any Mineral Property, including, without limitation, those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage including, without limitation, any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not (and all software, passwords and other information and means of or for access thereto);

(o)                                 “Deposit” has the meaning ascribed thereto in Section 2.1;

(p)                                 “Dewey-Burdock Property” means the “Mineral Property”, as such term is defined in the quitclaim deed and assignment dated effective July 28, 2009, which agreement forms part of the Dewey-Burdock Royalty Assignment Agreement;

(q)                                 “Dewey-Burdock Royalty” means the 30% net proceeds royalty on the Dewey-Burdock Property to be sold, transferred and assigned by Westwater to URC at Closing in respect of the Dewey-Burdock Property, as more particularly described in the Dewey-Burdock Royalty Agreement and the Dewey-Burdock Royalty Assignment Agreement;

(r)                                    “Dewey-Burdock Royalty Agreement” means, collectively, the quitclaim deed and assignment by and between Neutron Energy, Inc. (which was acquired by Westwater in 2012) and Powertech (USA) Inc., dated as of January 12, 2009 and the quitclaim deed and assignment between Neutron Energy, Inc. and Powertech (USA) Inc., dated as of July 30, 2009, pursuant to which Westwater acquired the Dewey-Burdock Royalty;

(s)                                   “Dewey-Burdock Royalty Assignment Agreement” means the assignment agreement in respect of the Dewey-Burdock Royalty, to be entered into by Westwater and URC at Closing, in form and substance customary for such assignment and acceptable to URC and Westwater, each acting reasonably, pursuant to which Westwater shall assign the Dewey-Burdock Royalty Agreement and its rights thereunder to URC;

(t)                                    “Dewey-Burdock Technical Report” means the NI 43-101 technical report titled “NI 43-101 Technical Report, Preliminary Economic Assessment, Dewey-Burdock Uranium ISR Project, South Dakota, USA” prepared for Azarga Uranium Corp. by TREC, Inc. and Roughstock Mining Services, with an effective date of January 29, 2015;

(u)                                 “Effective Date” means the effective date of this Agreement, as set out on page 1 hereof;

(v)                                 “Encumbrance” means

(i)                                     any mortgage, title defect, easement, encroachment, servitude, right of pre-emption, right of first refusal, privilege, security interest, pledge or hypothec, whether fixed or floating, conditional sales contract or similar interests,

(ii)                                  a claim, interest or estate against or in assets or property (whether real, personal, mixed, tangible or intangible), granted to or reserved or taken by any Person,

(iii)                               an option or other right to acquire, or to acquire any interest in, any assets or property (whether real, personal, mixed, tangible or intangible),

(iv)                              any other encumbrance of whatsoever nature and kind against assets or property (whether real, personal, mixed, tangible or intangible), and

(v)                                 any contract to create, or right capable of becoming, any of the foregoing;

(w)                               “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations or Proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

(i)                                     any and all claims by a Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and

(ii)                                  any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(x)                                 “Environmental Law” means all requirements of the common law or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses permits or directives of any federal, territorial, provincial, state or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to:

(i)                                     noise,

(ii)                                  pollution or protection of the air, surface water, ground water or land,

(iii)                               solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation,

(iv)                              exposure to hazardous or toxic substances, or

(v)                                 the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of any lands;

(y)                                 “Exchange” means the TSX Venture Exchange or such other stock exchange in Canada on which the URC Parent Shares are first voluntarily listed for trading by URC Parent;

(z)                                  “Governmental Authority” means any federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, including any political subdivision of any of the foregoing, any multi-national organization or body comprised of one of the foregoing, any agency, department, commission, board, bureau, court, tribunal or other authority thereof, or any quasigovernmental or private body exercising any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature;

(aa)                          “Hydro Resources” means Hydro Resources, Inc., a Delaware corporation, which to the knowledge of Westwater is a wholly-owned subsidiary of Promissory Note Payor;

(bb)                          “Indemnified Party” means the Party that is entitled to indemnification pursuant to Sections 7.2 or 7.3, as the case may be;

(cc)                            “Indemnifying Party” means the Party that is obligated to indemnify pursuant to Sections 7.2 or 7.3, as the case may be;

(dd)                          “Indemnity Claim” means any act, omission or statement of facts or any demand, action, suit, Proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right to indemnification under Article 7;

(ee)                            “IPO” means the initial listing and trading of the URC Parent Shares by URC Parent on the Exchange;

(ff)                              “law” means any law, statute, regulation, by-law, order, ruling, decision, arbitration award, judgment, decree, ordinance, treaty, proclamation, convention, rule or requirement of, and the terms of any authorization issued by, any Governmental Authority;

(gg)                            “Lance Property” means the “Properties”, as such term is defined in the Mineral Lease Transfer Agreement attached as Exhibit A to the Lance Royalty Agreement;

(hh)                          “Lance Royalty” means the up to 4% overriding royalty on the Lance Property to be sold, transferred and assigned by Westwater to URC at Closing in respect of the Lance Property, subject to and as more particularly described in the Lance Royalty Agreement and the Lance Royalty Assignment Agreement;

(ii)                                  “Lance Royalty Agreement” means the assignment of overriding royalty interest agreement dated July 31, 2015, by and between Strathmore Resources (US) Ltd. and Uranco Inc. (a wholly owned subsidiary of Westwater) pursuant to which Westwater acquired the Lance Royalty;

(jj)                                “Lance Royalty Assignment Agreement” means the assignment agreement in respect of the Lance Royalty, to be entered into by Westwater and URC at Closing, in form and substance customary for such assignment and acceptable to URC and Westwater, each acting reasonably, pursuant to which Westwater shall assign the Lance Royalty Agreement and its rights thereunder to URC;

(kk)                          “Liabilities” includes any debts, financial obligations, liabilities, obligations, Claims, Encumbrances, commitments, demands and expenses of any nature or kind, whether known or unknown, primary or secondary, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, contingent or otherwise and whether due or to become due, of any Person and whether or not reflected or required to be reflected in a balance sheet in accordance with generally accepted accounting principles;

(ll)                                  “Loss” means any and all actual out of pocket losses, including any liability, damage, cost, expense, charge, fine, penalty or assessment, including the costs and expenses of any action, suit, Proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties and reasonable attorneys’ fees incurred in connection therewith;

(mm)                  “Material Adverse Effect” means any change, event, circumstance or effect that has been, or is reasonably expected to be, individually or collectively, materially adverse to any of the Assets, except any change, event, circumstance or effect shall not be deemed to constitute, and shall not be taken into account in determining whether there has been a Material Adverse Effect resulting from: (i) changes in the global economy or securities markets in general; (ii) any generally applicable change in applicable laws; (iii) any natural disaster, hostilities, act of war or terrorism or any material escalation of any such hostilities, act of war or terrorism existing as of the Effective Date; (iv) changes in the price of uranium; (v) changes in the uranium mining or mining exploration industry in general; (vi) changes in international political or social conditions, including the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Canada, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada; or (vii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of URC, provided, however, that any change, event circumstance or effect referred to in (i), (ii), (iii) and (vi) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such change, circumstance or effect has a disproportionate adverse effect on any of the Assets compared to other participants in the industries in which Westwater operates;

(nn)                          “Mineral” means all ores, and concentrates or metals derived therefrom, of precious, base and industrial minerals (including without limitation, uranium) and which are found in, on or under a Mineral Property and may lawfully be explored for, mined and sold pursuant to the Mineral Rights and other instruments of title under which such Mineral Property is held;

(oo)                          “Mineral Properties” means, collectively, the Church Rock Property, the Dewey-Burdock Property, the Lance Property and the Roca Honda Property;

(pp)                          “Mineral Rights” means prospecting licences, exploration licences, mining leases, mining licences, mineral concessions and other forms of mineral tenure or other rights to Minerals, or to work upon lands for the purpose of searching for, developing or extracting Minerals under any forms of mineral title recognized under the laws applicable in the jurisdiction of the applicable Mineral Property, whether contractual, statutory or otherwise, or any interest therein;

(qq)                          “Mortgage” means the Mortgage, Security Agreement, Assignment of Production, Fixture Filing and Financing Statement dated January 5, 2017 by Hydro Resources in favor of Westwater, securing Hydro Resources’ obligations under the Promissory Note Guaranty.

(rr)                                “NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;

(ss)                              “Operator” means the owner or operator of a Mineral Property, or both, as applicable in the context used;

(tt)                                “Outside Date” means June 30, 2019.

(uu)                          “Parties” means URC, URC Parent and Westwater, and each of them is a “Party”;

(vv)                          “Person” means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a Governmental Authority, and pronouns have a similarly extended meaning;

(ww)                      “Proceeding” has the meaning ascribed thereto in Section 3.1(m);

(xx)                          “Promissory Note” means the convertible promissory note dated January 5, 2017, issued by the Promissory Note Payor in favour of Westwater, in the principal amount of $2,000,000.00, as guaranteed by the Promissory Note Guaranty and secured by the Mortgage;

(yy)                          “Promissory Note Assignment Agreement” means the allonge and assignment agreement in respect of the Promissory Note, to be entered into by Westwater and URC at Closing, in form and substance customary for such allonge and assignment and acceptable to URC and Westwater, each acting reasonably;

(zz)                            “Promissory Note Guaranty” means the Guaranty dated effective January 5, 2017 by which Hydro Resources guarantied in favor of Westwater all obligations of Promissory Note Payor under the Promissory Note.

(aaa)                   “Promissory Note Payor” means Laramide Resources Ltd.;

(bbb)                   “Purchase Price” means $2,750,000.00, to be satisfied in accordance with Section 2.2;

(ccc)                      “Roca Honda Property” means the “Royalty Property”, as such term is defined in the Roca Honda Royalty Agreement;

(ddd)                   “Roca Honda Royalty” means the 4% royalty on the gross value from minerals produced on the Roca Honda Property to be sold, transferred and assigned by Westwater to URC at Closing in respect of the Roca Honda Property, as more particularly described in the Roca Honda Royalty Agreement and the Roca Honda Royalty Assignment Agreement, which shall include any payments received from the other party to the Roca Honda Royalty Agreement between the date hereof and Closing;

(eee)                      “Roca Honda Royalty Agreement” means the royalty deed by and between Strathmore Resources (US) Ltd. and Uranco Inc., dated effective July 31, 2015, pursuant to which Westwater acquired the Roca Honda Royalty;

(fff)                         “Roca Honda Royalty Assignment Agreement” means the assignment agreement in respect of the Roca Honda Royalty, to be entered into by Westwater and URC at Closing, in form and substance customary for such assignment and acceptable to Westwater and URC acting reasonably, pursuant to which Westwater shall assign the Roca Honda Royalty Agreement and its rights thereunder to URC;

(ggg)                      “Royalties” means, collectively, the Church Rock Royalty, the Dewey-Burdock Royalty, the Lance Royalty and the Roca Honda Royalty;

(hhh)                   “Royalty Agreements” means, collectively, the Church Rock Royalty Agreement, the Dewey-Burdock Royalty Agreement, the Lance Royalty Agreement and the Roca Honda Royalty Agreement;

(iii)                               “Technical Reports” means, collectively, the Church Rock Technical Report and the Dewey-Burdock Technical Report;

(jjj)                            “URC Board” means the board of directors of URC, as may be constituted from time to time;

(kkk)                   “URC Parent Shares” means common shares in the capital of URC Parent;

(lll)                               “Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date will be deemed to exist only if such representation or warranty is inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty has not been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there will not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty was inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty has not been cured since such date.

(mmm)       “Westwater Board” means the board of directors of Westwater, as may be constituted from time to time.

1.2                     Certain Rules of Interpretation

In this Agreement, the rules of interpretation set forth below shall apply.

(a)                                 Including. Where the words “including” or “includes” are used in this Agreement, they mean “including without limitation” or “includes without limitation”, respectively.

(b)                                 Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(c)                                  Section References and Headings. References to “Article(s)”, “Section(s)” “Subsection(s)” or “Schedule(s)” in this Agreement mean the specified Article(s), Section(s), Subsection(s) or Schedule(s) of this Agreement. The captions and headings of this Agreement are for convenience of reference only and do not affect, limit or amplify the provisions hereof.

(d)                                 Schedules. Each of the Schedules attached to this Agreement is incorporated into the Agreement by reference.

(e)                                  Statutory References. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(f)                                   Time. Time is of the essence in the performance of the Parties’ respective obligations contained in this Agreement.

1.3                     Currency

Unless specifically noted otherwise, all references to monetary amounts, including references to “dollars” or “$” in this Agreement mean the lawful currency of the United States.

1.4                     Knowledge

Any reference to “knowledge” of Westwater shall mean the actual knowledge of Christopher M. Jones, Jeffery L. Vigil, John W. Lawrence and Dain A. McCoig, and the knowledge such individuals would have acquired after making all reasonable inquiries with the relevant executive management level employees of Westwater.

ARTICLE 2
PURCHASE AND SALE OF ASSETS; DEPOSIT

2.1                     Deposit

On the date of this Agreement, URC has paid $500,000.00 (the “Deposit”) to Westwater as a deposit against the Purchase Price.

2.2                     Purchase Price

Subject to the terms and conditions set out in this Agreement, Westwater hereby agrees to sell the Assets to URC, and URC hereby agrees to purchase the Assets from Westwater, free and clear of any Encumbrances, in consideration for $2,750,000.00 (the “Purchase Price”). The Purchase Price shall be payable in cash to Westwater on the Closing Date in accordance with Section 5.1 hereof, provided that any amounts received by Westwater between the date hereof and the Closing under the Royalties and/or as payments towards or otherwise reducing or credited against the principal amount outstanding under the

Promissory Note, including any reduction in the principal amount outstanding under the Promissory Note, including any exercise by Laramide of its rights to repay any part of the principal amount owing through the issuance of equity, shall be deducted from the Purchase Price payable hereunder.

2.3                     Assignment Agreements

Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing provided for in Article 5, Westwater will assign its rights title and interest in the Royalties and the Promissory Note, including the balance of the principal amount and all remaining interest payments thereunder, to URC pursuant to the Assignment Agreements.

2.4                     Forfeiture of Deposit

In the event that Closing does not occur on or prior to the Outside Date and Westwater terminates this Agreement pursuant to Section 6.4(b)(iv), provided that the conditions in Sections 6.1 and 6.3 have been satisfied (or, in the case of the conditions set forth in Section 6.1(a)(iii) and 6.1(a)(vi), are reasonably capable of being satisfied on the Outside Date) on such Outside Date or otherwise waived by URC and such failure to complete the transactions contemplated in this Agreement is not as a result of Westwater’s breach of, or failure to fulfil its obligations under this Agreement and further provided that none of the Parties has terminated the Agreement prior to such date), the Deposit is forfeited to Westwater.  In such event, the Deposit shall be deemed to have been fully and finally paid by URC to Westwater as liquidated damages and shall be the sole recourse of Westwater for any related breach of this Agreement by URC or URC Parent.

2.5                     Return of Deposit

Westwater will immediately return the Deposit to URC in immediately available funds, without any set-off or deductions, if this Agreement is terminated in any circumstance other than as contemplated in Section 2.4 above.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                     Representations and Warranties of Westwater

Westwater hereby represents and warrants to URC and URC Parent as follows, and confirms that URC and URC Parent are relying upon the accuracy of these representations and warranties in connection with the entering into of this Agreement and the completion of the transactions contemplated hereby:

(a)                                 Organization and Good Standing. Westwater is validly organized, existing and in good standing under the laws of its jurisdiction of organization and no Proceedings are pending for, and it is unaware of any basis for the institution of any Proceedings leading to, its dissolution or winding-up or placing it in bankruptcy or subject to any other applicable laws governing the affairs of insolvent companies.

(b)                                 Authority and Binding Obligation. It has all necessary corporate power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly approved by the Westwater Board and no other corporate actions or proceedings on the part of Westwater are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement, upon its execution and delivery, constitutes a legal, valid and binding obligation of Westwater, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(c)                                  No Violation. The authorization, execution and delivery by it of this Agreement, and the performance by it of its obligations hereunder, does not and will not result in a violation, conflict or breach of, or constitute a default under: (i) any term or provision of its charter documents; (ii) the terms of any indenture, contract, instrument or understanding or any other obligation or restriction to which it is a party or by which it is bound; (iii) the Royalty Agreements; or (iv) any applicable laws, except, in the case of (i) and (ii), where any such violation, conflict, breach or default would not result in a Material Adverse Effect.. No order, decision or ruling of any Governmental Authority has been made against it, and no action or Proceeding is pending or, to the knowledge of Westwater, threatened, which could result in an order, decision or ruling against it, to disallow, enjoin, prohibit or impose any limitations or conditions on the sale of the Assets contemplated hereby.

(d)                                 Consents and Approvals. Except for filings with the U.S. Securities and Exchange Commission relating to Westwater’s continuous disclosure obligations or as otherwise contemplated herein, no consent, approval, order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by it in connection with: (i) the execution and delivery by it of this Agreement; or (ii) the observance and performance by it of its obligations under this Agreement, including the sale of the Assets.

(e)                                  Enforceability. Subject to the terms and conditions of this Agreement, at Closing each document, instrument and agreement to be delivered on the Closing Date will be duly executed and delivered by it and each such closing document, instrument and agreement will, on Closing, constitute a legal, valid and binding obligation of Westwater, enforceable against it in accordance with its terms.

(f)                                   Ownership. Westwater has full power and authority to own, and owns, the Assets. No other Person has any right, claim or interest in the Assets and the Assets are free and clear of all Encumbrances. To the knowledge of Westwater,

(i)                                     Laramide Resources Ltd. is the sole recorded and beneficial owner of the Church Rock Property;

(ii)                                  Azarga Uranium Corporation is the sole recorded and beneficial owner of the Dewey-Burdock Property;

(iii)                               Strata Energy Inc. and Peninsula Minerals Limited are the recorded and beneficial owners of the Lance Property; and

(iv)                              Strathmore Resources (US) Ltd. is the sole recorded and beneficial owner of the Roca Honda Property

(g)                                  No Option.

(i)                                     Other than as described in Section 3.1(g)(ii), to Westwater’s knowledge, no Person other than URC has any oral or written agreement, option, warrant, privilege or right, or any right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase of a royalty interest or similar interest in any of the Mineral Properties or to acquire any interest in the Promissory Note.

(ii)                                  Strathmore Resources (US) Ltd. has an option to purchase the Roca Honda Royalty pursuant to the Roca Honda Royalty Agreement.  Westwater has not received any notice from Strathmore Resources (US) Ltd., directly or indirectly, of the proposed or intended exercise of such option.

(h)                                 Royalties. To Westwater’s knowledge, upon Closing, the Royalties will each be a first ranking royalty and at least equal as to right of payment as any other royalties or similar interests granted previously in respect of the applicable Mineral Property.

(i)                                     Assets and Assignment. The Royalty Agreements and the Promissory Note are valid and subsisting and enforceable against the parties thereto in accordance with the terms thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable laws relating to or affecting creditors’ rights generally, and to general principles of equity. As of the Closing, subject to the terms and conditions of this Agreement, the Royalties and the Promissory Note shall be transferrable to URC free and clear of all Encumbrances. The Assignment Agreements, upon execution and delivery, shall convey to URC lawful, valid and unencumbered title to the Royalties and the Promissory Note.

(j)                                    Promissory Note. As of the Effective Date, the balance of the principal amount owing to Westwater by the Promissory Note Payor is $2,000,000.00.

(k)                                 No Encumbrances. To the knowledge of Westwater, other than the Royalties, the property rights comprising the Mineral Properties are free and clear of all Encumbrances.

(l)                                     Absence of Undisclosed Liabilities. To the knowledge of Westwater, and except as such Liabilities or obligations which would not have a Material Adverse Effect, none of the Mineral Properties are subject to any Liabilities or obligations of any nature or kind (whether accrued, absolute, contingent or otherwise) other than as otherwise disclosed in this Agreement.

(m)                             Litigation. To the knowledge of Westwater, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation, warrant, charge, suit or Claim by any Governmental Authority, or any similar matter or proceeding (collectively, “Proceedings”) in respect of any of the Mineral Properties, any of the Royalties or the Promissory Note or against Westwater, which, if determined adversely to Westwater or Westwater’s interest in the Assets, would have a Material Adverse Effect in respect of any of the Mineral Properties, any of the Royalties or the Promissory Note, and there is no order, ordinance, writ, judgment, decree, injunction, award or order of any Governmental Authority outstanding against Westwater which would have a Material Adverse Effect in respect of any of the Royalties, Mineral Properties or the Promissory Note. There are no suits, Claims, actions or Proceedings pending or, to the knowledge of Westwater, threatened seeking to prevent the transactions contemplated hereby.

(n)                                 No Adverse Implications. To the knowledge of Westwater, neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated by this Agreement will:

(i)                                     give any Person, other than URC or its Affiliates, the right to terminate or cancel any of the Royalty Agreements or any contractual or other right of Westwater where such termination or cancellation would have a Material Adverse Effect on any Royalty or the Promissory Note;

(ii)                                  result in the creation of any new Encumbrance on a Royalty or the Promissory Note, or in a breach of or a default under any contract, permit or other agreement or in the crystallization of any floating charge on, or the acceleration of any rights or obligations in respect of, any Royalty or the Promissory Note; or

(iii)                               give rise to any right of first offer, pre-emptive right, right of first refusal or other right to purchase in connection with any Royalty, any Royalty Agreement or the Promissory Note.

(o)                                 Environmental Claims. To the knowledge of Westwater:

(i)                                     there are no Environmental Claims in respect of any Mineral Property nor, to the best of its knowledge, have any activities of or on behalf of any Operator on the applicable Mineral Property been in violation of any applicable Environmental Law, regulations or regulatory prohibition or order, and to the best of its knowledge, conditions on and relating to each Mineral Property is in compliance with such Environmental Laws, regulations, prohibitions and orders;

(ii)                                  there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable law) from, on, in or under any Mineral Property or into the environment, except releases permitted or otherwise authorized by such law;

(iii)                               no toxic or hazardous substance or waste has been disposed of or is located on any Mineral Property as a result of activities of or on behalf of any Operator, other than those used in connection with the exploration activities of such Operator, which have been located on such Mineral Property and used in such activities in accordance with applicable licenses and applicable Environmental Laws; and

(iv)                              no Operator, has treated or is currently storing toxic or hazardous substance or waste on such Mineral Property other than those used in connection with its exploration activities, which have been stored on the Mineral Property and used in such activities in accordance with applicable licenses and applicable Environmental Laws.

(p)                                 Mineral Resources. To the knowledge of Westwater, each of the Technical Reports was prepared, in all material respects, in accordance with accepted mining, engineering, geoscience and other approved industry practices and NI 43-101, as it was in effect on the date of the filing of the applicable Technical Report. To the knowledge of Westwater, no mineral deposits are subject to illegal occupation, and all necessary measures with respect to sampling method, sampling preparation and security, data verification, and quality assurance and quality control have been taken to ensure the accuracy and integrity of the data.

(q)                                 Mineral Properties. To the knowledge of Westwater:

(i)                                     each Mineral Property is properly and accurately described in all material respects in the applicable Royalty Agreement;

(ii)                                  the Mineral Rights comprising each Mineral Property have been duly and validly located and recorded pursuant to all applicable laws and regulations in the applicable jurisdiction and are in good standing;

(iii)                               all taxes, assessments, rentals, levies or other payments relating to the Mineral Rights to a Mineral Property and required to be made to any Governmental Authority on or before the Closing Date, have been made;

(iv)                              no Proceedings are pending, and Westwater is not aware of any basis, for the institution of any Proceedings leading to the dissolution or winding-up of any Operator or the placing of any Operator into bankruptcy or subject to any other laws governing the affairs of insolvent Persons;

(v)                                 each Operator, is, in all material respects, conducting its respective business in compliance with all applicable laws, rules and regulations (including all material applicable federal, state, municipal, and local environmental and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including but not limited to those contained in any mineral claim or other form of mineral tenure, or in any licence, concession or permit) of each jurisdiction in which its respective business is carried on and each is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of a material non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of a material non-compliance with any such laws, regulations or permits which could have a Material Adverse Effect on the Promissory Note, any Royalty or any Mineral Property, and each such licence, registration, qualification or permit will, at the Closing Date, be valid, subsisting and in good standing.

(r)                                    Expropriation. To the knowledge of Westwater, no part of any Mineral Property has been taken, condemned or expropriated by any Governmental Authority, nor has any notice or Proceeding in respect thereof been given or commenced and nor does Westwater have any knowledge of any intent or proposal by any Governmental Authority to give any such notice or commence any such Proceedings.

(s)                                   Local Community Claims. To the knowledge of Westwater, there are no Claims, whether actual, pending or threatened, made by a community that resides within or near any of the Mineral Properties with respect to any of the Mineral Properties. To the knowledge of Westwater, no community consultations have been required to be held to date pursuant to applicable law in respect of any of the Mineral Properties. To the knowledge of Westwater, no part of any Mineral Property is located on sacred or religious grounds.

(t)                                    Adverse Proceedings. There are no current, pending or, to the knowledge of Westwater, threatened litigation, Proceeding or dispute by or against Westwater or any Affiliate of Westwater, or by or against the Promissory Note Payor or by or against any Operator, relating to the Promissory Note or any Royalty. To the knowledge of Westwater, there are no current, pending or threatened litigation, Proceeding or dispute by or against Westwater or any Affiliate of Westwater, or by or against any Operator, relating to any Mineral Property. Westwater is not aware of any basis for any other Proceeding, which, if pursued, would have a significant likelihood of having a Material Adverse Effect on the Promissory Note, a Royalty or a Mineral Property.

(u)                                 No Adverse Knowledge. Except as disclosed in this Agreement, after due enquiry, Westwater has no information or knowledge of any fact relating to any of the Royalties, the Promissory Note, any of the Mineral Properties or any of the transactions contemplated by this Agreement which might reasonably be expected to have a Material Adverse Effect on a Royalty, the Promissory Note or a Mineral Property.

(v)                                 Material Information. Westwater has provided or made available to URC and URC Parent all material information and material Data concerning the Royalties, the Promissory Note and the Mineral Properties in the possession of Westwater and its Affiliates relating directly or indirectly to the Assets or the Mineral Properties.

(w)                               Full Disclosure. None of the representations or warranties made by Westwater in this Agreement, when read together with its Schedules, contain any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

3.2                     Representations and Warranties of URC and URC Parent

Each of URC and URC Parent hereby represents and warrants to Westwater as follows, and confirms that Westwater is relying upon the accuracy of these representations and warranties in connection with the entering into of this Agreement and the completion of the transactions contemplated hereby:

(a)                                 Organization. URC is validly organized, existing and in good standing under the laws of Delaware and no Proceedings are pending for, and it is unaware of any basis for the institution of any Proceedings leading to, its dissolution or winding-up or placing it in bankruptcy or subject to any other applicable laws governing the affairs of insolvent companies.

URC Parent is duly incorporated under the Canada Business Corporations Act and is validly existing and in good standing under such act. No Proceedings are pending for and URC is unaware of any basis for the institution of any Proceedings leading to its dissolution or winding-up or placing it in bankruptcy or subject to any other applicable laws governing the affairs of insolvent companies.

(b)                                 Authority and Binding Obligation. Each of URC and URC Parent has all necessary corporate power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. Each of URC and URC Parent has taken all necessary actions to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of its obligations under this Agreement. This Agreement, upon its execution and delivery, constitutes a legal, valid and binding obligation of each of URC and URC Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(c)                                  No Violation. The authorization, execution and delivery by URC and URC Parent of this Agreement, and the performance by URC and URC Parent of each of its obligations hereunder, does not and will not result in a violation, conflict or breach of, or constitute a default under: (i) any term or provision of its charter documents; (ii) the terms of any indenture, contract, instrument or understanding or any other obligation or restriction to which it is a party or by which it is bound; or (iii) any applicable laws.

(d)                                 Approvals. Except as already contemplated herein, no consent, approval, order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by URC or URC Parent in connection with: (i) the execution and delivery by URC and URC Parent of this Agreement; or (ii) the observance and performance by each of URC and URC Parent of its obligations under this Agreement.

(e)                                  Enforceability. Subject to the terms and conditions of this Agreement, at Closing, each document, instrument and agreement to be delivered on Closing Date to which URC or URC Parent is a party will be duly executed and delivered by URC or URC Parent, as applicable, and each such closing document, instrument and agreement to which URC or URC Parent is a party, as applicable, will, on Closing, constitute, a legal, valid and binding obligation of URC or URC Parent, as applicable, enforceable against URC or URC Parent, as applicable, in accordance with its terms.

(f)                                   No Other Representations; Non-Reliance. Each of URC and URC Parent has conducted its own independent investigation, review and analysis of the Assets, and acknowledges that it has been provided adequate access to certain Data for such purpose. Each of URC and URC Parent acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Westwater set forth in Section 3.1 of this Agreement (including related portions of the Schedules hereto); and (ii) neither Westwater nor any other Person has made any representation or warranty as to Westwater, the Assets or this Agreement, except as expressly set forth in Section 3.1 of this Agreement (including the related portions of the Schedules hereto).

ARTICLE 4
 COVENANTS

4.1                     Covenants of Westwater

(a)                                 From the Effective Date until the Closing Date, Westwater shall:

(i)                                     not do, or permit or suffer to be done, any act, matter or thing which might adversely affect:

(A)                               the enforceability of this Agreement, any Royalty Agreement, the Promissory Note or any Royalty; or

(B)                               the entitlement of URC to any Royalty or to the payment of the balance of the principal amount of the Promissory Note following the Closing Date,

without the prior written consent of URC, such consent not to be unreasonably withheld;

(ii)                                  not agree to any amendment, variation or waiver of any requirement of this Agreement, any Royalty Agreement, the Promissory Note or any Royalty without the prior written consent of URC, such consent not to be unreasonably withheld;

(iii)                               take all commercially reasonable steps to cooperate with URC, at URC’s cost and direction, in order to attempt to preserve Westwater’s rights, obligations and benefits under the Royalties, including any insolvency or creditor Proceedings instituted by (i) any Operator or its creditors, that seek to invalidate, terminate or vary the rights of Westwater under the applicable Royalty, or (ii) the Promissory Note Payor or its creditors, that seek to invalidate, terminate or vary the rights of Westwater under the Promissory Note;

(iv)                              make available to URC and URC Parent all Data in the possession of Westwater and its Affiliates that was reasonably requested by URC or URC Parent, and to provide such assistance as is reasonably required by URC or URC Parent in relation to the Royalties, including in connection with the calculation of a Royalty; and

(v)                                 notify URC or URC Parent in writing promptly, and in any event prior to the Closing, with respect to any material developments or changes in respect of the Promissory Note, any Royalty, any Royalty Agreement or any Mineral Property, including any Material Adverse Effect, of which it has knowledge, and shall forward to URC or URC Parent all material notices, correspondence or other information provided to it (i) by any Operator in respect of the applicable Royalty and the applicable Mineral Property and (ii) in respect of the Promissory Note, and Westwater shall use commercially reasonable efforts to implement reasonable procedures to ensure that all notices and correspondence received in respect of any Royalty or any Mineral Property are forwarded to URC or URC Parent promptly upon receipt thereof.

(b)                                 For greater certainty, URC shall not be liable for and Westwater shall indemnify URC from any and all obligations and liabilities relating to the Assets in relation to matters arising or liabilities relating to the period prior to Closing. The obligations of Westwater pursuant to this Section (b) shall not be limited by Sections 7.1 or 7.3 of this Agreement and shall survive any termination of this Agreement. The covenants of Westwater contained in this Section 4.1(b) shall survive for a period of three years after Closing.

4.2                     Supplements to Disclosure Schedules by Westwater

From time to time prior to the Closing, Westwater shall have the right (but not the obligation) to supplement or amend the Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any Uncured Inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.1(a)(i) have been satisfied; provided, however, that if URC has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then URC shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter including pursuant to Section 6.4(b)(ii) and, further, shall have irrevocably waived its right to indemnification under Section 7.3 with respect to such matter.

4.3                     Covenants of URC

URC shall be responsible for the registration of any transfers, Encumbrances or other notices to be registered in connection with the transactions contemplated herein, and any and all costs related thereto.

4.4                     Covenants of URC Parent

URC Parent hereby covenants to cause URC to perform its obligations pursuant to this Agreement.

4.5                     Mutual Covenants

From the Effective Date until the Closing, each of the Parties shall:

(a)                                 subject to the conditions and terms hereof, perform all obligations required to be performed by it under this Agreement, cooperate in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement, including taking all reasonable steps and actions and executing any and all ancillary documents and assisting each other with any necessary filings or other actions, required to complete the transactions contemplated herein;

(b)                                 not take any action that would interfere with or be inconsistent with the completion of the transactions contemplated herein or would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(c)                                  except as otherwise provided in this Agreement or as otherwise agreed upon in writing by the Parties, subject to the terms and conditions hereof, each Party shall use all reasonable efforts to ensure that the representations and warranties of such Party in this Agreement are true and correct as of the Closing and that the covenants and conditions to be fulfilled by each such Party pursuant to this Agreement are fulfilled on or prior to the Closing, and shall promptly inform the other Party of any state of facts that will or is reasonably likely to result in any representation or warranty of such Party being untrue or incorrect or in any covenant or condition being unfulfilled at closing; and

(d)                                 to the extent any action or thing, or any document, instrument or other agreement to be executed or delivered, or any other payment, obligation or covenant to be fulfilled, observed or performed by any Party pursuant to this Agreement or any other document, instrument or agreement contemplated hereunder, required to consummate the transactions contemplated herein would require an Affiliate of such Party to do such action or thing, or execute and deliver such document, instrument or other agreement, or fulfil, observe or perform such other payment, obligation or covenant, to the extent commercially reasonable, each of the Parties covenants and agrees to cause its Affiliate(s), as applicable, to do all such actions or things, execute and deliver all such documents, instruments and other agreements and to fulfil, observe and perform all such payments, obligations and covenants.

ARTICLE 5
CLOSING

5.1                     Deliveries of URC on the Closing Date

On the Closing Date, URC shall deliver or cause to be delivered to Westwater the following documents, in form and substance satisfactory to Westwater, acting reasonably:

(a)                                 the Purchase Price, less the amount of the Deposit paid to Westwater pursuant to Section 2.1, payable by wire transfer of immediately available U.S. funds in accordance with wire instructions provided by Westwater to URC not later than one (1) Business Day prior to Closing;

(b)                                 a certified copy of resolutions of the URC Board, dated as of the Closing Date, from a senior officer or director of URC approving this Agreement and authorizing all of the transactions set forth herein and therein, and certifying that such resolutions have not been withdrawn, modified or changed and remain in full force and effect, unamended;

(c)                                  a certificate dated as of the Closing Date and signed by a senior officer of URC, certifying that the conditions set forth in Sections 6.2(a)(i) and 6.2(a)(ii) have been complied with as of the Closing Date;

(d)                                 duly executed copies of the Assignment Agreements if required to be executed by URC; and

(e)                                  all other documents as reasonably requested by Westwater to more effectively complete the transactions contemplated by this Agreement.

5.2                     Deliveries of URC Parent on the Closing Date

On the Closing Date, URC Parent shall deliver or cause to be delivered to Westwater the following documents, in form and substance satisfactory to Westwater, acting reasonably:

(a)                                 a certified copy of resolutions of the board of directors of URC Parent, dated as of the Closing Date, from a senior officer of URC Parent approving this Agreement and authorizing all of the transactions set forth herein and therein, and certifying that such resolutions have not been withdrawn, modified or changed and remain in full force and effect, unamended;

(b)                                 a certificate dated as of the Closing Date and signed by a senior officer of URC Parent, certifying that the conditions set forth in Sections 6.2(a)(i) and 6.2(a)(ii) have been complied with as of the Closing Date; and

(c)                                  all other documents as reasonably requested by Westwater to more effectively complete the transactions contemplated by this Agreement.

5.3                     Deliveries of Westwater on the Closing Date

On the Closing Date, Westwater shall deliver or cause to be delivered to URC the following, in form and substance satisfactory to URC, acting reasonably:

(a)                                 a certified copy of resolutions of the Westwater Board, dated as of the Closing Date, from a senior officer of Westwater approving this Agreement and the Assignment Agreements and authorizing all of the transactions set forth herein and therein, and certifying that such resolutions have not been withdrawn, modified or changed and remain in full force and effect, unamended;

(b)                                 duly executed copies of the Assignment Agreements and the original of the Promissory Note, to which the allonge contemplated under the Promissory Note Assignment shall be attached at the Closing, provided that, in the event that Westwater is unable to locate the original promissory note after making reasonable efforts to do so, Westwater shall provide an affidavit of loss in a form satisfactory to URC, acting reasonably, along with such other documentation necessary to complete the transfer and assignment of the Promissory Note as determined by URC, acting reasonably;

(c)                                  a certificate dated as of the Closing Date and signed by a senior officer of Westwater, certifying that the conditions set forth in Sections 6.1(a)(i) and 6.1(a)(ii) have been complied with as of the Closing Date; and

(d)                                 all other documents as reasonably requested by URC to more effectively complete the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS OF CLOSING

6.1                     Conditions to the Obligations of URC to Complete the Purchase of the Assets

(a)                                 The obligation of URC to complete the transactions contemplated herein is subject to the fulfilment of the following conditions on or prior to the Closing Date:

(i)                                    all representations and warranties of Westwater contained in this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of that date;

(ii)                                 Westwater shall have performed, in all material respects, each of its obligations under this Agreement to the extent required to be performed at or before the Closing Date, including the delivery of each of the items required pursuant to Section 5.3;

(iii)                              the completion of all filings or registrations reasonably necessary to effect the transfer of the Assets to URC by Westwater, as determined by URC, acting reasonably;

(iv)                             the Royalty Agreements and Promissory Note shall be in good standing, shall remain in full force and effect and shall remain unamended, unless such amendment is approved in writing by URC;

(v)                                 no Material Adverse Effect shall have occurred with respect to the Promissory Note, any Royalty or any Mineral Property;

(vi)                             at any time prior to the Outside Date, the completion of the IPO by URC (for the sake of clarity, this Section 6.1(a)(vi) shall not be a condition to Closing on or after the Outside Date); and

(vii)                          the receipt of all such documents or instruments necessary in connection with the completion of the purchase of the Assets as determined by URC, acting reasonably.

(b)                                 The conditions contained in this Section 6.1 are inserted for the exclusive benefit of URC and may be waived in whole or in part by URC in writing at any time.

6.2                     Conditions to the Obligations of Westwater to Complete the Sale of the Assets

(a)                                 The obligation of Westwater to complete the transactions contemplated herein is subject to the fulfilment of the following conditions on or prior to the Closing Date:

(i)                                    all representations and warranties of URC and URC Parent contained in this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of that date; and

(ii)                                 each of URC and URC Parent shall have performed, in all material respects, each of its obligations under this Agreement to the extent required to be performed at or before the Closing Date, including the delivery of each of the items required pursuant to Section 5.1.

(b)                                 The conditions contained in this Section 6.2 are inserted for the exclusive benefit of Westwater and may be waived in whole or in part by Westwater in writing at any time.

6.3                     Mutual Conditions

(a)                                 The obligation of Parties to complete the transactions contemplated herein is subject to the fulfilment of the following conditions on or prior to the Closing:

(i)                                    the receipt by URC, URC Parent and Westwater of all required court, shareholder and regulatory approvals, if any, required to complete the transactions contemplated hereby;

(ii)                                 the receipt by URC, URC Parent and Westwater of all contractual consents necessary to complete the purchase of the Assets and the assignment of the Royalty Agreements, including any necessary consents from and any lenders of Westwater,

(iii)                              the absence of any pending or threatened litigation regarding this Agreement or the transactions contemplated therein; and

(iv)                              the absence of any law, regulation, rule or policy, or any change therein which will have a Material Adverse Effect on the transactions contemplated herein.

(b)                                 The conditions contained in this Section 6.3 are inserted for the mutual benefit of the Parties.

6.4                     Termination

(a)                                 This Agreement shall be deemed to be terminated if Closing does not occur on or prior to July 31, 2019, unless otherwise mutually agreed by the Parties in writing.

(b)                                 This Agreement may be terminated at any time prior to Closing:

(i)                                     by mutual written consent of all Parties;

(ii)                                 by URC, if (i) there is a material Uncured Inaccuracy in any representation or warranty of Westwater contained in this Agreement or a material breach of any covenant of the Westwater contained in this Agreement, (ii) URC has delivered to Westwater a written notice of such material Uncured Inaccuracy or material breach and (iii) either such material Uncured Inaccuracy or material breach is not capable of cure or, if curable, has not been cured in all material respects prior to (but not including) the earlier of (A) the tenth Business Day after the giving of written notice to Westwater of such breach or failure or (B) July 31, 2019;

(iii)                              by Westwater, if (i) there is a material Uncured Inaccuracy in any representation or warranty of URC or URC Parent contained in this Agreement or a material breach of any covenant of the URC or URC Parent contained in this Agreement, (ii) Westwater has delivered to URC or URC Parent a written notice of such material Uncured Inaccuracy or material breach and (iii) either such material Uncured Inaccuracy or material breach is not capable of cure or, if curable, has not been cured in all material respects prior to (but not including) the earlier of (A) the tenth Business Day after the giving of written notice to URC or URC Parent of such breach or failure and (B) the Outside Date; and

(iv)                              by Westwater, if the Effective Date has not occurred on or prior to the Outside Date.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

7.1                     Survival

The representations and warranties of:

(a)                                 Westwater  contained in Section 3.1 of this Agreement or in or under any documents, instruments and agreements delivered pursuant to this Agreement

(b)                                 URC contained in Section 3.2 of this Agreement or in or under any documents, instruments and agreements delivered pursuant to this Agreement; and

(c)                                  URC Parent contained in Section 3.2 of this Agreement or in or under any documents, instruments and agreements delivered pursuant to this Agreement shall survive Closing and shall continue in full force and effect for the benefit of the other Party, as the case may be, for a period of three (3) years after the Closing Date.

7.2                     Indemnification by URC and URC Parent

(a)                                 Each of URC and URC Parent agrees to indemnify and save harmless Westwater from and against all Loss suffered or incurred by Westwater as a result of or arising directly or indirectly out of or in connection with:

(i)                                    any misrepresentation or inaccuracy of any representation or warranty of URC or URC Parent contained in this Agreement or in any document, instrument or agreement delivered pursuant to this Agreement; and

(ii)                                 any breach or non-performance by URC or URC Parent of any covenant or obligation to be performed by URC or URC Parent, as applicable, contained in this Agreement or in any document, instrument or agreement delivered pursuant to this Agreement, up to a maximum of $2,750,000.00.

(b)                                 Westwater acknowledges and agrees that, other than subject to Section 8.7 (Specific Performance) and as set forth in Section 2.4 (Forfeiture of Deposit), the indemnification provisions in this Section 7.2 shall be the exclusive remedies of Westwater with respect to the transactions contemplated by this Agreement, absent fraud by URC or URC Parent.

7.3                     Indemnification by Westwater

(a)                                 Westwater agrees to indemnify and save harmless URC and URC Parent from and against all Loss suffered or incurred by URC or URC Parent, as applicable, as a result of or arising directly or indirectly out of or in connection with:

(i)                                    any misrepresentation or inaccuracy of any representation or warranty of Westwater contained in this Agreement or in any document, instrument or agreement delivered pursuant to this Agreement; and

(ii)                                 any breach or non-performance by Westwater of any covenant or obligation to be performed by Westwater contained in this Agreement or in any document, instrument or agreement delivered pursuant to this Agreement, up to an aggregate maximum of $2,750,000.00 for both (and not each of) URC and URC Parent.

(b)                                 Each of URC and URC Parent acknowledges and agrees that, other than subject to Section 8.7 (Specific Performance) the indemnification provisions in this Section 7.3 shall be the exclusive remedies of URC or URC Parent, as applicable, with respect to the transactions contemplated by this Agreement, absent fraud by Westwater.

7.4                     Notice of Claim

Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Indemnified Party shall provide to the Indemnifying Party written notice of the Indemnity Claim. Such notice shall specify with reasonable particularity (to the extent that the information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Indemnity Claim.

7.5                     Provisions Relating to a Direct Claim

Following receipt of notice from the Indemnified Party of an Indemnity Claim, the Indemnifying Party shall have thirty (30) days to make such investigations of the Indemnity Claim as the Indemnifying Party considers necessary or desirable. For the purposes of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnity Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Indemnity Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount in settlement of the Indemnity Claim.

7.6                     Reasonable Steps to Mitigate

The Indemnified Party will take all reasonable steps to mitigate all Loss, including availing itself of any defences, limitations, rights of contribution, claims against third parties and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Loss as may be reasonably requested by the Indemnifying Party. The Indemnified Party’s reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due under this Article 7, and the Indemnifying Party will reimburse the Indemnified Party for the Indemnified Party’s reasonable expenditures in undertaking the mitigation of such Loss, up to a maximum of $2,750,000.00 (i) if Westwater is the Indemnified Party, (ii) if either (but not both) URC or URC Parent is the Indemnified Party, and (iii) in the aggregate if each of URC and URC Parent is an Indemnified Party.

7.7                     Other Remedies

In the event of fraud by a Party, the other Party shall not be prevented from pursuing Proceedings against the first Party in order to enforce the indemnity provisions contained in this Article 7.

ARTICLE 8
MISCELLANEOUS

8.1                     Confidentiality

No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by any Party or their representatives without the prior agreement of the other Parties as to timing, content and method, provided that the obligations herein will not prevent a Party from making, after consultation with the other Parties, such disclosure as its counsel advises is required by applicable laws, including with respect to required disclosures under applicable securities laws.

8.2                     Further Assurances

Each Party covenants and agrees that, from time to time subsequent to the Effective Date, it will, at the request and expense of the other Party or Parties, as applicable, execute and deliver all such documents, and do all such other acts and things as any other Party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

8.3                     Re-Designing Structure

Each Party will use its commercially reasonable efforts to cooperate with the other Parties in re-designing the structure of the transactions contemplated herein if reasonably requested by the other Party or Parties, as applicable, to optimize the completion of the transactions contemplated herein or for tax efficiency, including changes necessary to ensure completion of the transactions contemplated herein, provided that such change would not be a material economic disadvantage to the other Parties.

8.4                     Notices

(a)                                 Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and will be given by personal delivery, courier, registered mail or email addressed to the recipient as follows:

(i)                                     If to URC or URC Parent:

Uranium Royalty Corp.
365 Bay Street, Suite 400
Toronto, Ontario M5H 2V1

Attention:                                                     Philip Williams, President and CEO
Email:                                                                        pwilliams@uraniumroyalty.com

with a copy to:

Sangra Moller LLP

1000 Cathedral Place

925 West Georgia Street

Vancouver, British Columbia

V6C 3L2

Attention:                                                     Rod Talaifar, Partner

Email:                                                                        rtalaifar@sangramoller.com

(ii)                                  If to Westwater:

Westwater Resources, Inc.
6950 South Potomac Street, Suite 300
Centennial, Colorado, 80112

Attention:                                                     Christopher M. Jones, President and CEO

Email:                                                                        cjones@westwaterresources.net

with a copy to:

Hogan Lovells US LLP
1601 Wewatta St.
Ste 900
Denver, CO 80202

Attention:                                                     David Crandall

Email:                                                                        david.crandall@hoganlovells.com

or to such other address, individual or email address as may be designated by notice given by the applicable Party to the other.

(b)                                 Any demand, notice or other communication given by personal delivery or courier is conclusively deemed to have been given on the day of actual delivery thereof; if given by registered mail, on the fifth (5th) Business Day following the deposit thereof in the mail; or if given by other electronic means, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the Party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of registered mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by email.

(c)                                  Any Party may at any time change its address for notices from time to time by giving notice to the other Party in accordance with this Section 8.4.

8.5                     Expenses

Except as otherwise provided herein, each Party shall pay its respective expenses in authorizing, preparing, negotiating, executing and performing this Agreement and the transactions contemplated hereunder (whether consummated or not), including all fees and expenses of its representatives.

8.6                     Governing Law

This Agreement is governed by and shall be interpreted and enforced in accordance with the laws of the State of Colorado without giving effect to the choice of conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Colorado. The Parties hereby irrevocably submit and consent to the exclusive jurisdiction of the courts in Denver, Colorado in connection with any matter arising out of or in connection with this Agreement.

8.7                     Specific Performance

Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, unless this Agreement is terminated pursuant to Section 6.4, the parties hereto will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court referred to in Section 8.6, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.8                     Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors (including any successor by reason of amalgamation of any Party). There are no third party beneficiaries of this Agreement.

8.9                     Amendment

No amendment, supplement, modification, or waiver of this Agreement and, unless otherwise specified or provided in this Agreement, no consent, waiver or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby.

8.10              Entire Agreement

This Agreement, together with the Schedules hereto, and any agreements or other documents required to be delivered pursuant to this Agreement constitute and set forth the entire agreement between the Parties in connection with the transactions contemplated herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and any document required to be delivered hereunder.

8.11              No Waiver

The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Party’s right thereafter to enforce any provision or exercise any right hereunder.

8.12              Assignment

None of the Parties shall be entitled to assign or otherwise transfer this Agreement or all or any of its rights, interests or obligations under this Agreement, except with the prior written consent of the other Parties.

8.13              Independent Legal Advice

The Parties hereto acknowledge and agree that they have been advised to seek, and have had the opportunity to obtain, independent legal advice with respect to the terms of this Agreement prior to its execution, and further acknowledge and agree that they fully understand the terms of this Agreement and their respective rights and obligations hereunder.

8.14              Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision formed no part of this Agreement; and the remainder of this Agreement shall remain in full force and effect and shall not be affected by such provision or by its severance from this Agreement. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement from which such provision was severed a provision as similar in terms and economic effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

[Remainder of page intentionally left blank.]

8.15              Execution and Counterparts

This Agreement may be executed in any number of counterparts and any Party may deliver any such counterpart by facsimile or other electronic transmission. Each counterpart, when so executed and delivered, shall be deemed to be an original and all such executed counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

URANIUM ROYALTY (USA) CORP.

/s/ Philip Williams
Name: Philip Williams
Title: Board of Manager

URANIUM ROYALTY CORP.

/s/ Philip Williams
Name: Philip Williams
Title: Chief Executive Officer

WESTWATER RESOURCES, INC.

/s/ Christopher M. Jones
Name: Christopher M. Jones
Title: President and Chief Executive Officer